EXHIBIT 21

Coca-Cola Enterprises Inc.

Significant Subsidiaries

as of December 31, 2009

Name	Jurisdiction	Owner of shares

BHI Finance LLC (“BHI Finance”)	Delaware	BHI

Bottling Holdings (International) Inc. (“BHI”)	Delaware	CCE

Coca-Cola Enterprises Inc.	Delaware	N/a

CANADIAN AND EUROPEAN COMPANIES

Coca-Cola Entreprise SAS (“Entreprise”)	France	Bottling Holding France

Coca-Cola Enterprises Ltd. (“CCEL”)	Great Britain	Amalgamated Beverages Great Britain Ltd.

Bottling Holdings (Luxembourg) SARL (“BHL”)	Luxembourg	BHIL

Bottling Holdings Investment (Luxembourg) (“BHIL”)	Luxembourg	CCE Commandite

CCE Holdings (Luxembourg) Commandite SCS (“CCE Commandite”)	Luxembourg	BHI

Soutirages Luxembourgeois (“SL”)	Luxembourg	BHL